Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-109365, 333-115248, and 333-109310 on Form S-3 of our reports dated August 25, 2006 relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of National Rural Utilities Cooperative Finance Corporation and subsidiaries for the year ended May 31, 2006.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
August 25, 2006